Exhibit 10.46

[Avon Logo]

Revised May 14, 2013

Pablo Munoz

Dear Pablo,

We are pleased to offer you the position of Senior Vice President and President, North America for Avon Products, Inc. ("Avon") reporting to Sheri McCoy, Chief Executive Officer.

Your annual base salary will be $625,000, payable in regular installments in accordance with Avon's payroll practices. Although this salary is quoted on an annual basis, it does not imply a specific period of employment.

You will be eligible to participate in Avon’s annual incentive program available to Senior Vice President level associates. We will recommend to the Compensation and Management Development Committee ("Committee") that your annual target award starting in 2013 be 75% of your annualized base salary (without proration for 2013), with the opportunity for a maximum payout of 200% of target. Annual awards are contingent on relevant individual and business performance goals being achieved. Annual incentive program payments are generally made early in the year following the performance period.

You will be eligible to participate in the annual long-term incentive program available to all Senior Vice President level associates. Awards generally have a three year vesting or performance period and are currently delivered 60% in performance-based restricted stock units ("PRSU") and 40% in time-based restricted stock units ("RSU"). Further details on the 2013 Long-term Incentive Program will be provided under separate cover. We will recommend to the Committee that your first award be granted in 2013 with a target value of $1,600,000.

We recognize that you will be forfeiting a significant amount of value in earned and unearned, unvested equity and cash that you otherwise would have been eligible to receive over the next two years had you remained with your current employer. In order to help offset this loss, we will recommend to the Committee that you receive the cash sign-on bonus and RSU award as described in the two paragraphs below.

We will provide a total cash sign-on bonus of $1,000,000, payable within thirty (30) days of your start date with Avon. Should you leave Avon voluntarily within one year of your first date of employment, you will be required to repay this amount to Avon. Such repayment would be due within 45 days of your termination of employment.

We will also recommend that you receive a one-time RSU award in accordance with Avon’s off-cycle granting policy under the Avon Products Inc. 2013 Stock Incentive Plan. This RSU award will be granted at a value equal to $2,650,000 and will vest 100% two years from the grant date. Settlement is generally in shares of Avon common stock.

Pablo Munoz
Revised May 14, 2013

As a senior executive of Avon, you will need to adhere to stock ownership guidelines, which encourage executive share ownership and align executive interests with those of shareholders, consistent with best practices among high-performing companies. You will be required to own Avon stock equal to two times base salary within five years from the date of hire.

Avon will assist you in your relocation to the New York metropolitan area and as such, you will be eligible for benefits under our Domestic Relocation Policy, unless specified otherwise below. An Avon Relocation Specialist will be in touch with you to discuss the details of the program and your specific needs. Note that as part of the relocation benefit, if you purchase a home in the New York area: (1) before your start date and you actually begin employment with Avon; or (2) within 12 months following your start date, Avon will provide to you a special sign-on bonus payment, in three installments, intended to reimburse you: (x) for three percentage points of interest on your mortgage in year one; (y) two percentage points on your mortgage in year two; and (z) one percentage point in year three (up to a maximum mortgage of $1,000,000). These payments will be made to you in annual installments beginning 12 months following the month you obtain your mortgage. Should you leave Avon prior to the first anniversary of your start date, you will not be eligible for these payments. Should you leave Avon after the first anniversary date of your start date, but prior to any one of the payment dates referenced above, in lieu of any future payments, you will receive a prorated sign-on bonus reflecting your time at Avon, payable at the time the next payment would have been due.

Avon will cover up to 12 months of temporary living if required while you are searching and preparing for your new home. You will also receive a relocation allowance of $30,000, less applicable withholdings.

You will be eligible to participate in the benefit programs generally available to all associates who satisfy certain eligibility requirements as of your date of hire. Accordingly, you will be eligible for our health and welfare benefits such as medical, dental, vision and long-term disability plans as of your date of hire. In addition, assuming you satisfy the eligibility requirements, the Avon Personal Savings Account Plan (Avon's 401(k) plan) is available to you on your date of hire. Also, assuming you are in an eligible class and you satisfy the eligibility requirements under the Avon Products, Inc. Personal Retirement Account Plan (the "PRA"), Avon's retirement plan, we will automatically open a PRA account for you after you complete one year of service. The PRA is a cash balance pension account designed to provide you with a source of retirement income if you should leave Avon at any time after becoming vested. You will also be covered under other Avon compensation plans and policies in which similarly situated Avon executives participate, including Avon's change in control policy and compensation recoupment policy.

You will be eligible to participate in the Avon Products, Inc. Deferred Compensation Plan. This plan allows you to defer a percentage of your base salary and your annual bonus beginning in the calendar year following the year you begin employment. We will forward the plan brochure and enrollment instructions to you at the appropriate time.

You will also be eligible for a financial planning allowance up to $12,500 per year, subject to the terms of Avon's executive perquisite program as in effect from time to time.

Pablo Munoz
Revised May 14, 2013

You will be eligible for four weeks of vacation per year beginning in 2013, pro-rated based on your start date.

Under the Avon Products, Inc. Severance Pay Plan (the "Severance Plan"), generally, you are eligible to receive 24 months base pay as severance in the form of salary continuation. Please note that payment of your severance benefits will be in accordance with the provisions of IRC Section 409A, including any applicable six-month delay for certain payments made upon termination of employment. In order to be eligible for severance benefits under the Severance Plan, you will be required to sign a general release of all claims. The Severance Plan may be amended at any time.

You represent and agree that your acceptance and execution of this offer does not conflict with or violate any of the terms, conditions or provisions of any existing contractual relations to which you are bound, and does not conflict with any duties owed or owing to your current employer. In addition, you have advised Avon, as a condition of its extending this offer, that you are not bound by any garden leave agreement.

Your employment at Avon is contingent upon your passing a satisfactory background investigation, reference checks, compliance with immigration law and passing a drug screening test. As you may be aware, immigration law requires that Avon verify the employment authorization status of all new employees. Therefore, on your first day you will be asked to provide documents which establish your identity and employment eligibility. We will forward a list of acceptable documents for verification purposes in due course.

Avon maintains a drug free work environment and requires that all new hires pass a drug screen as a condition of employment. The results of this test must be received prior to your date of employment; you should allow 3-4 business days for the results to be processed.

Pablo, I very much look forward to your joining Avon on or about June 24, 2013. I am confident that your career at Avon will be rewarding. If you have any questions, please feel free to call me at [telephone number].

Sincerely,

/s/ Sheri McCoy
Sheri McCoy
Chief Executive Officer

cc:	Scott Crum, Senior Vice President and Chief People Officer
Gina Fitzsimons, Vice President, Global Compensation and Benefits

Pablo Munoz
Revised May 14, 2013

Accepted and Agreed to:

/s/ Pablo Munoz	May 15, 2013
Pablo Munoz	Date